CERTAIN  PORTIONS HAVE BEEN OMITTED BASED ON
                                    A  REQUEST   FOR   CONFIDENTIAL   TREATMENT;
                                    OMITTED  PORTIONS FILED  SEPARATELY WITH THE
                                    SECURITIES AND EXCHANGE COMMISSION




                        LICENSE AND DEVELOPMENT AGREEMENT


                                 BY AND BETWEEN


                        SYSTEMIC PULMONARY DELIVERY, LTD.
                                A BERMUDA COMPANY


                                       AND


                         SHEFFIELD PHARMACEUTICAL, INC.
                             A DELAWARE CORPORATION



                                       AND


                              ELAN CORPORATION, PLC
                                AN IRISH COMPANY





                THIS AGREEMENT IS MADE THE 30TH DAY OF JUNE 1998

                                TABLE OF CONTENTS
                                -----------------



1.          ARTICLE I : DEFINITIONS............................................1


2.          ARTICLE II :  THE LICENSE..........................................8


3.          ARTICLE III:  DEVELOPMENT OF THE PRODUCT..........................12


4.          ARTICLE IV:  FINANCIAL PROVISIONS.................................13


5.          ARTICLE V:  REGISTRATION OF THE PRODUCT...........................15


6.          ARTICLE VI:  WARRANTY AND INDEMNITY...............................16


7.          ARTICLE VII:   PATENTS............................................19


8A.         ARTICLE VIII(A):  REGARDING THE SHEFFIELD INTELLECTUAL PROPERTY...21


8.          ARTICLE VIII:  MISCELLANEOUS CLAUSES..............................22

LICENSE AND DEVELOPMENT Agreement, dated June 30, 1998, by and between Systemic Pulmonary Delivery, Ltd., a Bermuda corporation ("Newco"), Sheffield Pharmaceutical, Inc., a Delaware corporation ("Sheffield"), and Elan Corporation plc., an Irish corporation ("Elan").

                                    RECITALS
                                    --------

          A. Newco owns, controls and/or has rights in and to the Newco Intellectual Property (capitalized terms used herein are defined below), and

          B. Elan is beneficially entitled to the use of various patents, including the Elan Patent Rights, which have been granted or are pending under the International Convention in relation to the development and production of drug delivery devices and processes, and

          C. Elan has agreed to enter into the Elan License Agreement provided that Sheffield and Newco enter into this Agreement, and

          D.        Newco  is  entering  into  this   Agreement  with  Sheffield
pursuant to which Sheffield shall have the right to manufacture and to market the Products in the Territory.

          NOW THEREFORE, The Parties agree as follows:

1.     ARTICLE I :  DEFINITIONS
       ------------------------

          1.1. In the present Agreement and any further agreements based thereon between the Parties hereto, the following definitions shall apply:

                    "ADDS Technology" shall mean all of the MDI-Aeroquip technology for all pharmaceutical, medicinal and therapeutic applications acquired or to be acquired by Newco upon terms and conditions approved in advance by EIS.

                    "Affiliate" shall mean any corporation or entity controlling, controlled by or under the common control of Sheffield, Newco or Elan, as the case may be. For the purpose of this Agreement, "control" shall mean the direct or indirect ownership of at least twenty-five (25%) percent of the outstanding shares or other voting rights of the subject entity to elect directors, or if not meeting the preceding criteria, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.

                    "Agreement" shall mean this agreement (which expression shall be deemed to include the Recitals and Appendices hereto).

                    "cGCP", "cGLP" and "cGMP" shall mean current Good Clinical Practices, current Good Laboratory Practices and current Good Manufacturing Practices respectively.

                    "Confidential Information" shall have the meaning set forth in Article 8.1 below.

                    "Definitive Documents" shall mean this Agreement, the Elan License Agreement, the Sheffield/Newco License Agreement, and any other documents or agreements executed in connection with the transactions contemplated hereunder and thereunder.

                    "EIS" shall mean Elan International Services, Ltd.

                    "Effective Date" shall mean June 30, 1998.

                    "Elan" shall mean Elan Corporation, plc and any of its Affiliates.

                    "Elan Intellectual Property" shall mean the Elan Patent Rights and/or the Elan Know-How.

                    "Elan Know-How" shall mean all knowledge, information, trade secrets, data and expertise relating to the UPDAS Technology and the Enhancing Technology (only as defined in subparagraph "(ii)" of the definition of Enhancing Technology), where the therapeutic mechanism of action is local to the lung, solely and specifically for asthma, cystic fibrosis, chronic obstructive pulmonary disease and the use of anti-infectives for the treatment of respiratory infection, that is owned or licensed by Elan (other than the Excluded Technology) as of the Effective Date, including, but not limited to, clinical data and test results, and for the avoidance of doubt shall include the Elan Project Know-How, whether or not covered by any patent, copyright, design, trademark, trade secret or other industrial or intellectual property rights, but all subject to any contractual obligations to unaffiliated third parties that Elan has as of the Effective Date.

                    "Elan License Agreement" shall mean the License and Development Agreement, dated even date herewith, among Elan, Newco and Sheffield pursuant to which, among other things, Elan is licensing to Newco the Elan Know-How and the Elan Patent Rights in accordance with the terms and conditions of said agreement.

                    "Elan Patent Rights" shall mean all patents and patent applications related to the UPDAS Technology and Enhancing Technology (only as defined in subparagraph "(ii)" of the definition of Enhancing Technology), where the therapeutic mechanism of action is local to the lung, solely and specifically for asthma, cystic fibrosis, chronic obstructive pulmonary disease and the use of anti-infectives for the treatment of respiratory infection, that are owned or licensed by or on behalf of Elan, including the Elan Project Patent Rights, (but excluding the Excluded

                    Technology), as of the Effective Date, which patents as of the Effective Date are set forth on Appendix A attached hereto; all subject, however, to any contractual obligations to unaffiliated third parties that Elan has as of the Effective Date. Elan Patent Rights shall also include Elan Improvements and all extensions, continuations, continuations-in-part, divisionals, patents of additions, reexaminations, re-issues, supplementary protection certificates and foreign counterparts of such patents and patent applications and any patents issuing thereon and extensions of any patents licensed hereunder.

                    "Elan Project Know-How" shall mean all knowledge, information, trade secrets, data and expertise relating to the UPDAS Technology and Enhancing Technology that is owned or developed by or on behalf of Elan (other than with respect to the Excluded Technology) pursuant to the Project, including clinical data, whether or not covered by any patent, copyright, design, trademark, trade secret or other industrial or intellectual property rights.

                    "Elan Project Patent Rights" shall mean any patents or patent applications related to the UPDAS Technology and/or the Enhancing Technology that are owned or developed by or on behalf of Elan (other than the Excluded Technology), under this Agreement and pursuant to the Project.

                    "Enhancing Technology" shall mean (i) the use of [text omitted] that is intended to facilitate or enhance systemic delivery of a drug for therapeutic purposes, when co-administered via inhalation with said drug via the pulmonary route, and/or (ii) the use if any, of [text omitted] that is intended to facilitate or enhance topical delivery to the lung of a drug for therapeutic purposes when co-administered via inhalation with said drug via the pulmonary route.

                    "Excluded Technology" shall mean all knowledge, information, trade secrets, data, discoveries, inventions, improvements, ideas, techniques, processes, formulations, systems, designs and/or expertise, and any and all other intellectual property (including patents and patent applications that are issued or that may be issued), relating to motor driven dry powder inhalers and related powdered storage systems, and any and all other transactions contemplated under the License Agreement, and the Protein and Peptide Development Agreement, each dated September 5, 1994, between [text omitted] and Elan, as the same may be amended from time to time.

                    "FDA" shall mean the United States Food and Drug Administration or any other successor agency, whose approval is necessary to market the Products in the United States of America.

                    "Field" shall mean the Topical Pulmonary Field.

                    "In Market" shall mean the sale of the Products, whether by Sheffield or its Affiliates, or where applicable by a permitted sublicensee, to a third party such as a wholesaler, distributor, managed care organization, hospital, pharmacy and/or the like.

                    "Joint Intellectual Property" shall mean the Joint Know-How and/or the Joint Patent Rights.

                    "Joint Know-How" shall mean all knowledge, information and expertise developed by at least two of the three Parties during the Term relating to the Field and in accordance with the Project whether or not covered by any patent, copyright, design, trademark or other industrial or intellectual property rights..

                    "Joint Patent Rights" shall mean any patent and patent applications created, developed, conceived or otherwise invented by at least two of the three Parties pursuant to the Agreement, relating to the Field, and in accordance with the Project. Joint Patent Rights shall also include all
                    extensions,      continuations,       continuations-in-part,
                    divisionals, patents of additions, re-examinations, re-issues, supplementary protection certificates and foreign counterparts of such patents and patent applications and any patents issuing thereon and extensions of any patents licensed hereunder.

                    "Marketing Authorization" shall mean the procurement of registrations and permits required by applicable government authorities in a country in the Territory for the marketing, sale, and distribution of a Product in such country.

                    "MSI Delivery System" shall mean Sheffield's Multi Dose Nebulizer comprising a device and dosator that generally conforms to the specifications in Annex 2 to the Siemens Supply Agreement for use with medicines for the systemic treatment of diseases, and improvements thereto, excluding the use of medicines for humans in treating respiratory disease and/or other lung disease, which exclusion includes, but is not limited to, the use of anti-infectives.

                    "Newco" shall mean Systemic Pulmonary Delivery, Ltd. and any of its Affiliates.

                    "Newco Improvements" shall mean any and all improvements conceived, created, developed, and/or otherwise invented by or on behalf of Newco relating to the Field that are made pursuant to the Agreement only during the Project.

                    "Newco Intellectual Property" shall mean the Newco Know-How and/or the Newco Patent Rights.

                    "Newco Know-How" shall mean all knowledge, information, trade secrets, data and expertise relating to the UPDAS Technology, the Enhancing Technology (only as defined in subparagraph "(ii)" of the definition of the Enhancing

                    Technology) and ADDS Technology, where the therapeutic mechanism of action is local to the lung, solely and specifically for [text omitted] that is owned or licensed by Newco as of the Effective Date, including, but not limited to, the Newco Improvements and clinical data and test results, whether or not covered by any patent, copyright, design, trademark, trade secret or other industrial or intellectual property rights, but subject to any contractual obligations to unaffiliated third parties that Elan has as of the Effective Date or in the future as developed pursuant to the Project.

                    "Newco  Patent  Rights"  shall mean all  patents  and patent applications related to ADDS Technology, where the therapeutic mechanism of action is local to the lung, solely and specifically for [text omitted] that is owned or licensed by Newco as of the Effective Date, including the Newco Improvements, which patents as of the Effective Date are set forth on Appendix B attached hereto. Newco Patent Rights shall also include all extensions, continuations, continuations-in-part, divisionals, patents of addition, reexaminations, re-issues, supplementary protection certificates and foreign counterparts of such patents and patent applications and any patents issuing thereon and extensions of any patents licensed hereunder.

                    "NSP" shall mean that sum determined by deducting from the gross amount billed for the Products (including, without limitation, any and all sums billed for the compound and/or drug product delivered with, by and/or via the Products; sums billed for the supply of the Products; and royalties receivable for the sale of the Products) sold In Market, the following:

                           (a) transportation charges or allowances, including freight pick-up allowances, and packaging costs, if any;

                           (b)  trade,  quantity  or  cash  discounts,   service
                           allowances  and   independent   broker's  or  agent's
                           commissions, if any, allowed or paid;

                           (c) credits or allowances, if any, given or made on account of price adjustments, returns up to ten per cent (10%) of gross sales, off-invoice promotional discounts, rebates, any and all national, federal, state or local government rebates, whether in existence now, or enacted at any time during the term of this Agreement; and

                           (d) any tax (other than income or corporation tax), excise or governmental charge upon or measured by the production, import, export, sale, transportation, delivery, or use of the Products.

                    If Sheffield or its permitted sublicensees shall sell any of the Products together with other products to third parties in a particular country and the price attributable to the Products is less than the average price of "arms length" sales of the Products alone in the particular country for the reporting period in which such sales occur (such sales to be excluded from the calculation of the average price of "arms length" sales), NSP for any such sales shall be the average price of "arms length" sales by Sheffield or its Affiliates of the Products alone and in the country during the reporting period in which such sales occur.

                    "Party" shall mean Newco, Sheffield or Elan as the case may be. "Parties" shall mean any two of Newco, Sheffield and Elan.

                    "Plan" shall mean the business plan and program of development agreed to by the Parties and attached to the Elan License Agreement as Appendix C, with respect to the research, development, prosecution and commercialization of the Products.

                    "Products" shall mean all devices and products or any parts or components thereof (including, without limitation, any and all compounds and/or drug products delivered with, by and/or via the Products) that are used, developed, manufactured, offered for sale and/or sold by or on behalf of Sheffield and/or its permitted sublicensees, and that utilize, incorporate, apply and/or are based on the Newco Intellectual Property, the Sheffield Intellectual Property, and/or the Elan Intellectual Property.

                    "Project" shall mean all activity as undertaken by Elan, Sheffield and Newco in order to develop the Products in accordance with the Plan.

                    "Sheffield" shall mean Sheffield Pharmaceutical, Inc., a Delaware corporation.

                    "Sheffield Intellectual Property" shall mean the Sheffield Know-How and/or the Sheffield Patent Rights.

                    "Sheffield Know-How" shall mean all knowledge, information, trade secrets, data and expertise relating to the Systemic Pulmonary Field, other than compounds, that is possessed by Sheffield, or from time to time, developed or invented (but not acquired) by or on behalf of Sheffield during the Term, including without limitation, the Trademark, Sheffield Project Know-How, and clinical data and test results, whether or not covered by any patent, copyright, design, trademark, trade secret or other industrial or intellectual property rights.

                    "Sheffield Patent Rights" shall mean all patents and patent applications related to the Systemic Pulmonary Field, other than compounds, that are owned by or licensed by Sheffield. Sheffield Patent Rights shall also include all extensions, continuations, continuations-in-part, divisionals, patents of addition, reexaminations, re-issues, supplementary protection certificates and foreign counterparts of such patents and patent applications and any patents issuing thereon and extensions of any patents licensed hereunder (and shall for the avoidance of doubt include the Sheffield Project Patent Rights and such patent and patent applications relating to the MSI Delivery System).

                    "Sheffield/Newco License Agreement" shall mean the License Agreement, dated even date herewith, among Sheffield, Newco and Elan pursuant to, among other things, Sheffield is sublicensing certain intellectual property rights and know-how to Newco in accordance with the terms and conditions of said agreement.

                    "Sheffield Project Know-How" shall mean all knowledge, information, trade secrets, data and expertise which is not generally known to the public owned or to be developed by or on behalf of Sheffield in connection with the Project, including clinical data, whether or not covered by any patent, copyright, design, trademark, trade secret, or other industrial or intellectual property rights.

                    "Sheffield Project Patent Rights" shall mean any patents or patent applications related to the Systemic Pulmonary Field that are owned or developed by or on behalf of Sheffield under this Agreement and pursuant to the Project.

                    "Siemens" shall mean Siemens Aktiengesellsehaft, a company organized under the laws of Germany.

                    "Siemens License Agreement" shall mean the license Agreement dated February 21, 1997 between Sheffield and Siemens.

                    "Siemens  Supply  Agreement"  shall  mean the  Basic  Supply
                    Agreement  dated  March  21,  1997,  between  Sheffield  and
                    Siemens.

                    "Steering Committee" shall have the meaning set forth in the Newco Development Agreement, dated even date herewith, between Sheffield and EIS.

                    "Systemic Pulmonary Field" shall mean the practice of delivering therapeutic entities via the lung, with the primary intention of making them systemically available.

                    "Technological Competitor" shall mean any entity (including, if applicable, Zambon Group S.p.A) that substantially engages or proposes to substantially engage directly or indirectly in the areas of drug delivery, neurological therapies, pain therapies, acute care, and/or oncology in the pharmaceutical industry.

                    "Term"  shall  have the  meaning  set forth in  Article  8.5 below.

                    "Territory" shall mean all of the countries of the world.

                    "Topical Pulmonary Field" shall mean the practice of delivering respiratory therapeutic entities via the lung with the primary intention of making them available for local respiratory therapeutic effect on the lung.

                    "Trademark" shall mean the trademark(s) as may be selected by Sheffield which has been or may be registered by Newco in one or more countries in the Territory.

                    "UPDAS Technology" (Ultrasonic Pulmonary Drug Absorption System) shall mean a system intended to enhance pulmonary delivery via inhalation by applying [text omitted].

                    "$" shall mean United States Dollars.

          1.2. INTERPRETATION. In this Agreement, the following shall apply:

                    1.2.1. the singular includes the plural and vice versa, the masculine includes the feminine and vice versa and references to natural persons include corporate bodies, partnerships and vice versa;

                    1.2.2. any reference to an Article or Appendix shall, unless otherwise specifically provided, be to a Article or Appendix of this Agreement; and

                    1.2.3. the headings of this Agreement are for ease of reference only and shall not affect its construction or interpretation.

2.     ARTICLE II :  THE LICENSE
       -------------------------

          2.1. Subject to the terms and conditions of this Agreement and the rights of Elan under the Definitive Documents, Newco hereby grants to Sheffield for the Term, and Sheffield hereby accepts, an exclusive, sublicense of the Newco Intellectual Property (and a license for the ADDS Technology component of the Newco Intellectual Property) in the Field for the Territory to develop, make, have made, manufacture, have manufactured, package, use, import, export, promote, distribute, market, offer for sale, and sell the Products in the Territory.

Except for an assignment or sublicense to Elan in accordance with this Agreement and the Definitive Documents, Sheffield may not (i) assign the licenses, sublicenses and rights granted to it herein without the prior written approval of Newco and Elan, which approval may be withheld for any reason whatsoever, and/or (ii) sublicense the licenses, sublicenses and rights granted to it herein without the prior written approval of Newco and Elan, which approval shall not be unreasonably withheld. Sheffield shall remain responsible for all of the acts and omissions of its permitted sublicensees. Subject to Elan's rights under the Definitive Documents, Newco shall be entitled to use the Newco Intellectual Property and all technical and clinical data or improvements thereto in connection with (i) Newco's commercial arrangements for the Products in any country that ceases to be a part of the Territory, or any country in the Territory in the event of the expiration or sooner termination of this Agreement, or (ii) Newco's commercial arrangements for products outside of the Field. Such commercial arrangements referred to in the immediately preceding sentence shall include the right to research, develop, manufacture, offer for sale, sell, license or otherwise market the Products.

          2.2. Elan shall have the right to cause Newco to enforce Newco's rights against Sheffield hereunder. This Agreement shall either terminate or survive the termination of the Elan License Agreement as follows: (i) if Sheffield is in default or breach of any of its obligations, representations or warranties under the Definitive Documents beyond any applicable cure period, or if Elan terminates the Elan License Agreement under Section 8.6.2 thereof, or if Elan terminates this Agreement pursuant to Article 8.5.2 (B) or (C) of this Agreement, then Elan shall have a right to immediately terminate the licenses, sublicenses and any other rights whatsoever granted to Sheffield hereunder, provided, however, that Elan agrees to enter into licenses with all sublicensees of Sheffield on terms no less favorable to the sublicensees than the terms contained in the sublicensees' agreements with Sheffield; provided such sublicense agreements have been approved by Elan in accordance with this Agreement (ii) if Elan acquires 100% of Newco's Common Stock, or if Elan and Sheffield mutually agree in accordance with an orderly windup of Newco, then Elan shall not have the right to terminate the licenses, sublicenses and any other rights whatsoever granted to Sheffield hereunder (except as otherwise set forth herein), and (iii) upon the occurrence of any other event not set forth in subsections (i) and (ii) above, Sheffield and Elan shall negotiate in good faith with respect to the survival or termination of the licenses and sublicenses granted to Sheffield hereunder. If this Agreement shall survive the termination of the Elan License Agreement in accordance with this Article 2.2, then Sheffield and Elan shall enter into a License Agreement upon the same terms and conditions as this Agreement.

          2.3. Notwithstanding anything contained in this Agreement to the contrary, Elan shall have the right of first negotiation to manufacture, package, use, import, export, promote, distribute, market, offer for sale, and sell all Products in the Field (including products that utilize, incorporate, apply and/or are based on the Newco Intellectual Property and/or the Sheffield Intellectual Property) outside of the United States. Such right of first negotiation shall be exercised as follows:

                    2.3.1. (A) If Sheffield intends to develop a Product that is subject to Elan's right of first negotiation, then Sheffield immediately shall notify Elan in writing that Elan may elect to enter into negotiations referred to in this Article 2.3, or (B) if Sheffield, on its own behalf (and/or together with Newco), has developed a Product that is subject to Elan's right of first negotiation, then at such time that Sheffield determines in good faith that it wishes to commercialize the Product itself, with a third party or otherwise, then, Sheffield shall notify Elan in writing that Elan may elect to enter into negotiations referred to in this Article 2.3, subject to Elan satisfying the reasonable requirements of Sheffield's strategic commercial plan with respect to such Product in terms of formulation, manufacturing and marketing. Elan shall indicate its desire to enter into such negotiations pursuant to this Article 2.3 by delivering written notice to Sheffield within forty-five (45) days of Elan's receipt of the written notification from Sheffield to Elan. If Elan elects to enter into such negotiations, the Parties shall negotiate in good faith the terms of an applicable agreement.

                    2.3.2. If, despite such good faith negotiations, Elan and Sheffield do not reach agreement on the terms of such an agreement within six
(6) months from the notification in writing by Sheffield to Elan, then Sheffield shall be free to offer a third party (other than a Technological Competitor unless consented to by Elan which consent shall not be unreasonably withheld, and otherwise subject to the terms and conditions of this Agreement) terms to develop and commercialize, as applicable, such Product in the Territory, which terms when taken as a whole, are more favorable to Sheffield than the principal terms of the last written proposal offered to Sheffield by Elan, or by Sheffield to Elan, as the case may be. Prior to entering into such an agreement with a third party, Sheffield shall promptly notify Elan, in writing and in confidence, of the principal terms of such agreement and the identity of the third party with whom Sheffield intends to contract. Elan shall have the right, to be exercised within ten (10) days of receipt of such notice, to elect by written notice to Sheffield, to enter into an agreement with Sheffield upon the same terms and conditions contained in Sheffield's notice to Elan. In the event Elan does not elect to enter into such agreement, Sheffield shall have the right, for a period of sixty (60) days from the expiration of the ten (10) day period set forth above, to enter into an agreement with the third party specified in Sheffield's notice upon the same terms and conditions as contained in such notice.

          2.4. Sheffield shall market the Products in the Territory under a Trademark, which Trademark will be owned by Sheffield subject to the terms and conditions of this Agreement.

          2.5.      Newco  hereby   grants  to  Sheffield   during  the  Term  a
non-exclusive royalty free license in the Territory, solely for use in connection with the sale of the Products, to use Newco's trademark or trademarks, on the following terms: 2.5.1. Sheffield shall as soon as it becomes aware of any infringement give to Newco in writing full particulars of any use or proposed use by any other person, firm or company of a trade name or trademark or promotional or advertising activity which may constitute infringement.

                    2.5.2. If Sheffield becomes aware that any other person, firm or company alleges that such trademark is invalid or that the use of such trademark infringes any rights of another party or that the trademark is otherwise attacked, Sheffield shall immediately give to Newco full particulars in writing thereof and shall make no comment or admission to any third party in respect thereof.

                    2.5.3. Newco shall have the right to conduct all proceedings relating to such trademark and shall in its sole discretion decide what action, if any, to take in respect of any infringement or alleged infringement of such trademark or any other claim or counter-claim brought or threatened in respect of the use or registration of such trademark. Any such proceedings shall be conducted at Newco's expense and for its own benefit.

                    2.5.4. Nothing contained in this Agreement shall grant to Sheffield any right, title, or interest in or to such trademark, whether or not specifically recognized or perfected under applicable laws. At no time during or after the Term shall Sheffield challenge or assist others to challenge any such trademark or the registration thereof or attempt to register any trademarks, marks, or trade names confusingly similar to any such trademark. All displays of any such trademark that Sheffield intends to adopt shall first be submitted to Newco for approval (which shall not be unreasonably withheld) of design, color, and other details, or shall be exact copies of those used by Newco. In addition, Sheffield shall fully comply with all reasonable guidelines, if any, communicated by Newco concerning the use of any such trademark as well as all rules and regulations of such use throughout the Territory.

          2.6. When packaged, and to the extent permitted by law, a product label shall include an acknowledgement that the Product is made under license from Newco. Such acknowledgement shall take into consideration regulatory requirements and Sheffield's reasonable commercial requirements. Sheffield shall wherever possible give due acknowledgement and recognition to Newco in all printed promotional and other material regarding the Product such as stating that the Product is under license from Newco and that the applicable Newco technology has been applied to the Products. Sheffield shall consult with and obtain the written approval of Newco as to the format and content of the promotional and other material insofar as it relates to a description of, or other reference to, the application of the Newco Intellectual Property, such approval not to be unreasonably withheld or delayed. The further consent of Newco shall not be required where the format and content of such materials is substantively similar as the materials previously furnished to and approved in writing by Newco.

          2.7. Sheffield will use reasonable best efforts to file and obtain Marketing Authorizations in a country in the Major Markets as soon as possible. If (i) Sheffield fails to obtain Marketing Authorization to commercialize a Product in a country in the Major Markets within a commercially reasonable time, in accordance with the Plan and as determined by the Steering Committee, or (ii) Sheffield fails to effect a national commercial launch of a Product in a country in the Major Markets within the period specified in Article
2.10 below then, in such event, Newco and Sheffield shall, at the option of Elan, make available and transfer to Elan all of Newco's and Sheffield's respective data, information, applications, approvals, filings and the like to permit Elan to commercialize such Product in the applicable country or countries in the Major Markets. In such event Elan shall be entitled to an irrevocable, exclusive, perpetual, royalty free, license from Newco and Sheffield to the Newco Intellectual Property, the Sheffield Intellectual Property, and the Trademark to commercialize such Product in the applicable country in the Field on the terms set forth in this Article 2.7. Elan may sublicense the rights granted to it pursuant to this Article 2.7 to one or more sublicensees without the prior consent of Newco or Sheffield. Insofar as Newco or Sheffield has licensed or acquired third party technology, Newco and Sheffield shall use all commercially reasonable efforts to exclude or where applicable to minimize the extent of any limitations or restrictions on its use for such purposes, and it is understood that no such limitations or restrictions shall be permitted as between Sheffield and Newco. In the event that Elan acquires such a license, the Parties shall enter into a further written license and other applicable agreement which shall include customary and reasonable terms in accordance with this Article 2.7, and at Elan's option, Sheffield and Newco shall use their best efforts to assign to Elan their respective rights under any third party supply or other agreement relating to such Product, or if Sheffield or Newco are supplying the Product or components thereof, Sheffield and Newco shall enter into good faith negotiations with Elan to continue such supply.

          2.8. Sheffield will use its reasonable best efforts to obtain Marketing Authorizations to commercialize the Products in the other countries of the Territory (I.E., other than the Major Markets) that it selects, having regard to the effort and expenditure required to obtain Marketing Authorizations for the Products and the commercial opportunities for the Products in such other countries of the Territory.

          2.9. In general, Sheffield shall employ diligent efforts to research, develop, register, market, promote and sell and maintain sales of the Products in the Territory and Sheffield shall employ a level of advertising, sales, marketing, and promotion efforts in each country in the Territory where Marketing Authorization for Product has been obtained which is: (i) commensurate with that put forth by other pharmaceutical manufacturers for products of similar market potential in that country in the Territory, and (ii) sufficient with respect to the potential for that country to fully exploit the market potential for the Product as depicted in the Plan and as determined by the Steering Committee. Such Plan shall be reviewed and mutually agreed to by the Parties on an annual basis.

          2.10. Sheffield shall effect a national commercial launch of a Product in a country in the Major Markets within one hundred and eighty (180) days of Marketing Authorization thereof in such country in the Major Markets. If Sheffield does not make a national commercial launch of such Product in one or more countries of the Major Markets within the one hundred and eighty (180) day period, the licenses granted to Sheffield hereunder shall with thirty (30) days written notice from Elan terminate in the applicable country and Elan shall be entitled to commercialize such Product in the Field and to receive a license to the Newco Intellectual Property, the Sheffield Intellectual Property and the Trademark in the applicable country on the terms set forth in Article 2.10.

          2.11. If Sheffield indicates to Newco and Elan that it does not intend to obtain Marketing Authorization and commercialize the Products in a particular country or countries of the Territory, or fails to commence commercialization in any country within one hundred and (180) days after receiving the required Marketing Authorization therefor, Elan shall be entitled to license from Sheffield and Newco the Newco Intellectual Property the Sheffield Intellectual Property, and the Trademark to commercialize the Products in such countries on the terms set forth in Article 2.7.

3.   ARTICLE III:  DEVELOPMENT OF THE PRODUCT
     ----------------------------------------

          3.1. Sheffield shall be responsible for the cost of the development, registration, manufacture and marketing of the Products, and Sheffield shall use its reasonable best efforts to conduct the Project, as would be deemed commensurate with the achievement by Sheffield of the business aims for a similar product of its own.

          3.2. Sheffield shall mark or have marked the patent number(s) on all Products or otherwise reasonably communicate to the trade concerning the existence of any Elan Patent

Rights, Sheffield Patent Rights, Newco Patent Rights or Joint Patent Rights for the countries within the Territory in such a manner as to ensure compliance with, and enforceability under, all applicable laws, including, without limitation, 35 United States Code Section 287, as the same may be amended from time to time.

4.   ARTICLE IV:  FINANCIAL PROVISIONS
     ---------------------------------

          4.1. Newco hereby irrevocably assigns and transfers to Elan or Elan's designee Newco's rights to receive any payments or compensation in whatever form under this Agreement and, at Elan's option, Sheffield shall make such payments directly to Elan or Elan's designee.

          4.2.      Royalty Payments.
                    -----------------

                    4.2.1. In consideration of the rights and licenses granted to Sheffield to the Elan Patent Rights by virtue of this Agreement, Sheffield shall pay to Elan or Elan's designee a single payment of $[text omitted] of a product in the Field utilizing or based on the Elan Intellectual Property first receives Marketing Authorization in a country in the Major Markets. Sheffield shall immediately notify Newco and Elan in writing upon Sheffield's receipt of such Marketing Authorization; and

                    4.2.2. In consideration of the rights and licenses granted to Sheffield to the Elan Patent Rights by virtue of this Agreement, Sheffield shall pay to EIS or EIS's designee a single payment of $[text omitted] in cash plus a milestone payment accrued thereon at the rate of [text omitted] per annum through the date of payment shall be payable by Sheffield upon [text omitted].

                    4.2.3. In consideration of the rights and licenses granted to Sheffield to the Elan Patent Rights by virtue of this Agreement, Sheffield shall pay to Elan or Elan's designee a royalty based on NSP generated by Sheffield or its sublicensees, [text omitted] percent of NSP for Products that utilize, incorporate, apply and/or are based on the UPDAS Technology in the Field and/or the Enhancing Technology in the Field.

          4.3.      ROYALTIES, PAYMENTS, REPORTS AND RECORDS
                    ----------------------------------------

                    4.3.1. Within forty five (45) days of the end of each quarter, Sheffield shall notify Newco and Elan of the NSP of Products sold in that preceding quarter. Payments shown by each calendar quarter report to have accrued shall be due on the date such report is due and shall be payable to the designated bank account of Elan or its designee as instructed by Elan. All payments due under this Agreement shall be made in United States Dollars and shall be non-refundable to Sheffield.

                    4.3.2. Sheffield shall keep and shall cause its Affiliates and sublicensees to keep true and accurate records of gross sales of the Product, the items deducted from the gross amount in calculating the NSP, the NSP and the royalties payable to Elan under this Article 4. Sheffield shall deliver to Elan a written statement thereof within forty-five (45) days following the end of each calendar quarter (or any part thereof in the first or last calendar quarter of this Agreement) for such calendar quarter. The said written statements shall set forth for each Product on country-by-country basis, the calculation of the NSP from gross revenues during that calendar quarter, the applicable percentage rate, a computation of the sums due to Elan, and such details of the transactions that are relevant to the calculations of NSP ("the Statement"). The Parties' financial officers shall agree upon the precise format of the Statement.

                    4.3.3. Payments due on NSP of the Product based on sales amounts in a currency other than United States Dollars shall first be calculated in the foreign currency and then converted to United States Dollars on the basis of the exchange rate in effect for the purchase of United States Dollars with such foreign currency quoted in the Wall Street Journal (or comparable publication if not quoted in the Wall Street Journal) with respect to the sale of currency of the country of origin of such payment for the day prior to the date on which the payment by Sheffield is being made.

                    4.3.4. Any income or other taxes which Sheffield is required by law to pay or withhold on behalf of Elan with respect to royalties and any other monies payable to Elan under this Agreement shall be deducted from the amount of such NSP payments, royalties and other monies due. Sheffield shall furnish Elan with proof of such payments. Any such tax required to be paid or withheld shall be an expense of and borne solely by Elan. Sheffield shall promptly provide Elan with a certificate or other documentary evidence to enable Elan to support a claim for a refund or a foreign tax credit with respect to any such tax so withheld or deducted by Sheffield. The Parties will reasonably cooperate in completing and filing documents required under the provisions of any applicable tax treaty or under any other applicable law, in order to enable Sheffield to make such payments to Elan without any deduction or withholding.

                    4.3.5. For the twenty four (24) month period following the close of each calendar year during the Term, Sheffield and its sublicensees will provide Elan's independent certified accountants (reasonably acceptable to Sheffield) with access, during regular business hours and upon reasonable prior request and subject to the confidentiality provisions as contained in this Agreement, to the books and records relating to the Products, solely for the purpose of verifying the accuracy and reasonable composition of the calculations hereunder for the calendar year then ended, including the sums payable by Sheffield to Elan pursuant to Article 4.

                    4.3.6. Any adjustment required by such inspection shall be made within thirty (30) days of the agreement of the Parties or, if not agreed, upon the determination of an arbitrator to whom any dispute under this Article shall be submitted to arbitration. If the adjustment payable to Elan is greater than [text omitted] of the amount paid for the relevant period, then the cost to Elan for the inspection, and if applicable the arbitration, shall be paid by Sheffield provided that the costs of the inspection shall not exceed [text omitted]. In addition, Sheffield shall pay interest to Elan at the rate publicly announced by Morgan Guaranty Trust Company of New York at its principal office as its prime rate plus one per cent (1%) (applicable as of the date on which payment should have been made pursuant to Article 4), from the date on which the payment should have been made pursuant to Article 4.3.1 until the date of payment.

                    4.3.7. Sheffield shall pay interest to Elan at the rate publicly announced by Morgan Guaranty Trust Company of New York at its principal office as its prime rate plus one per cent (applicable as of the date on which payment should have been made pursuant to the applicable provisions of this Agreement) from the date on which payment should have been made pursuant to the applicable provision of this Agreement until the date of payment.

          4.4 If Sheffield claims in good faith that one or more of its devices, products, parts or components thereof, compounds and/or drug products does not utilize, incorporate, apply or is not based on the Elan Intellectual Property, the Sheffield Intellectual Property and/or Newco Intellectual Property, then Sheffield shall immediately notify Newco and Elan in writing. If Newco or Elan disputes Sheffield's claim, the Parties shall discuss such matter in good faith and determine a mutually agreeable resolution.

5.   ARTICLE V:  REGISTRATION OF THE PRODUCT
     ---------------------------------------

          5.1. Sheffield shall at its sole cost file, and Sheffield shall use its reasonable best efforts to prosecute to approval, the Marketing Authorizations for the Products in the Territory in accordance with the Plan and subject to the direction of the Steering Committee.

          5.2.      Sheffield  shall  maintain  at its own  cost  the  Marketing
Authorizations during the period that Sheffield is marketing the Products. Sheffield shall continue to maintain the Marketing Authorizations in the applicable countries at Elan's request and expense, if Elan acquires the right to a license pursuant to Article 2.7 for such term thereafter during which Elan and/or its designees is marketing the Products, and Sheffield hereby agrees to provide to Elan, or at Elan's option to transfer and assign to Elan, the Marketing Authorizations (and applications for regulatory approvals) within thirty (30) days of the submission thereof to the applicable authority. Sheffield shall furnish to Elan all regulatory filings and other material correspondence with the FDA and other regulatory authorities within thirty (30) days of submission.

          5.3. During the registration procedure for Marketing Authorizations, Sheffield shall keep Newco and Elan promptly and fully advised of Sheffield's registration activities, progress and procedures. Sheffield shall notify Newco and Elan immediately of any inspection by the FDA or any other regulatory authority of the manufacturing or other facilities used in the clinical research, manufacturing, packaging, storage or handling of the Products. Copies of all correspondence with the regulatory authority will be provided to Newco and Elan.

          5.4. Sheffield shall indemnify and hold harmless Newco and Elan, their respective agents and employees from and against all claims, damages, losses, liabilities and expenses to which Newco or Elan, their respective agents, and employees may become subject related to or arising out of Sheffield's bad faith, negligence or intentional misconduct in connection with the filing or maintenance of the Marketing Authorizations.


6.     ARTICLE VI:  WARRANTY AND INDEMNITY.
       ------------------------------------


          6.1. Newco represents and warrants to Sheffield and Elan as follows:


                    6.1.1. Newco is duly and validly existing in the jurisdiction of its incorporation and each other jurisdiction in which the conduct of its business requires such qualification (except where such failure to so qualify shall not have a material adverse affect on the business and assets of Newco), and is in compliance with all applicable laws, rules, regulations or orders relating to its business and assets;

                    6.1.2. Newco has full corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by Newco and constitutes the legal and valid obligations of Newco and is enforceable against Newco in accordance with its terms; and the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not violate or result in a default under or creation of lien or encumbrance under Newco's memorandum and articles of association or any material agreement or instrument binding upon or affecting Newco or its properties or assets or any applicable laws, rules, regulations or orders affecting Newco or its properties or assets;

                    6.1.3. Newco is not in material default of its memorandum and articles of association, any applicable material laws or regulations or any material contract or agreement binding upon or affecting it or its properties or assets and the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not result in any such violation;

                    6.1.4. Newco is the sole and exclusive owner or licensee of, or controls all right, title and interest to the Newco Patent Rights except those developed under Section 7.1(v) hereof; and to Newco's knowledge and belief, Newco is the sole owner or licensee of the Newco Know-How. Newco has the right to grant the licenses and sublicenses granted herein. The Newco Patent Rights, and to Newco's knowledge and belief, the Newco Know-How, are free and clear of any lien, encumbrances, security interest or restriction on the license granted herein. Newco will not grant during the Term, any right, license or interest in and to the Newco Intellectual Property, or any portion thereof, inconsistent with the license and sublicense granted herein; and to the best of Newco's knowledge there are no pending or threatened adverse actions, suits, investigations, claims or proceedings brought by one or more third parties related to the Newco Intellectual Property as of Effective Date;

                    6.1.5. Newco represents and warrants that the execution of this Agreement will not breach or in any way be inconsistent with the terms and conditions of any license, contract, understanding or agreement, whether express, implied, written or oral between Sheffield and any third party;

                    6.1.6. EXCEPT AS SET FORTH IN THIS ARTICLE 6.1, NEWCO IS GRANTING THE LICENSES AND SUBLICENSES HEREUNDER ON AN "AS IS" BASIS WITHOUT RECOURSE, REPRESENTATION OR WARRANTY WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR INFRINGEMENT OF THIRD PARTY RIGHTS, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED.

          6.2. Sheffield represents and warrants to Newco and Elan the following:


                    6.2.1. Sheffield is duly and validly existing in good standing in the jurisdiction of its incorporation and each other jurisdiction in which the conduct of its business requires such qualification (except where such failure to so qualify shall not have a material adverse affect on the business and assets of Sheffield), and Sheffield is in compliance with all applicable laws, rules, regulations or orders relating to its business and assets;

                    6.2.2. Sheffield has full corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered and constitutes the legal and valid obligations of Sheffield and is enforceable against Sheffield in accordance with its terms; and the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not violate or result in a default under or creation of lien or encumbrance under Sheffield's certificate of incorporation, by-laws or other organic documents, any material agreement or instrument binding upon or affecting Sheffield, or its properties or assets or any applicable laws, rules, regulations or orders affecting Sheffield, or its properties or assets;

                    6.2.3. Sheffield is not in default of its charter or by-laws, any applicable laws or regulations or any material contract or agreement binding upon or affecting it or its properties or assets and the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not result in any such violation;

                    6.2.4. Sheffield has not granted any option, license, right or interest to any third party which would conflict with the terms of this Agreement.

                    6.2.5. The Products shall be developed, manufactured, transported, stored, handled, packaged, marketed, promoted, distributed, offered for sale and/or sold in accordance with all applicable regulations and requirements of the FDA and foreign regulatory authorities including, without limitation, cGCP, cGLP, cGMP regulations relating thereto. The Products shall not be adulterated or misbranded as defined by the Federal Food, Drug and Cosmetic Act (or applicable foreign law) and shall not be a product which would violate any section of such Act if introduced in interstate commerce.

                    6.2.6. Sheffield is fully cognizant of all applicable statutes, ordinances and regulations of the United States of America and countries in the Territory with respect to the manufacture of the Products including, but not limited to, the U.S. Federal Food, Drug and Cosmetic Act and regulations thereunder and similar statutes in countries outside of the United States, and cGMPs. Sheffield shall manufacture or procure the manufacture of the Products in conformity with the Marketing Authorizations and in a manner which fully complies with all United States of America and foreign statutes, ordinances, regulations and practices.

          6.3. Elan represents and warrants to Newco and Sheffield the following:


                    6.3.1. Elan is duly and validly existing in good standing in the jurisdiction of its incorporation and each other jurisdiction in which the conduct of its business requires such qualification (except where such failure to so qualify shall not have a material adverse affect on the business and assets of Elan), and Elan is in compliance with all applicable laws, rules, regulations or orders relating to its business and assets;

                    6.3.2. Elan has full corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered and constitutes the legal and valid obligations of Elan and is enforceable against Elan in accordance with its terms; and the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not violate or result in a default under or creation of lien or encumbrance under Elan's certificate of incorporation, by-laws or other organic documents, any material agreement or instrument binding upon or affecting Elan, or its properties or assets or any applicable laws, rules, regulations or orders affecting Elan, or its properties or assets;

                    6.3.3. Elan is not in default of its charter or by-laws, any applicable laws or regulations or any material contract or agreement binding upon or affecting it or its properties or assets and the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not result in any such violation.

          6.4. Newco shall indemnify, defend and hold harmless Sheffield, Elan and their respective officers, directors, employees and agents from all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys' fees) due to third party claims to which Newco or Elan is or may become subject insofar as they arise out of or are alleged or claimed to arise out of (i) any breach by Newco of any of its obligations under this Agreement, (ii) any breach of a representation or warranty of Newco made in this Agreement, and (iii) any activities conducted by Newco in connection with the Project, except to the extent due to the negligence or willful misconduct of Sheffield or Elan.

          6.5. Sheffield shall indemnify, defend and hold harmless Newco and Elan and their respective officers, directors, employees and agents from all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys' fees) due to third party claims to which Newco or Elan is or may become subject insofar as they arise out of or are alleged or claimed to arise out of (i) any breach by Sheffield of any of its obligations under this Agreement,

(ii) any breach of any representation or warranty of Sheffield made in this Agreement, (iii) any activities conducted by Sheffield in connection with the Project, except to the extent due to the negligence or willful misconduct of Newco or Elan (which negligence or willful misconduct of Newco or Elan, as the case may be, shall not affect the obligations of Sheffield to the other party hereunder), and (iv) third party claims to which Newco or Elan is or may become subject insofar as they arise out of or are alleged or claimed to arise out of the development, manufacture, transport, packaging, storage, handling, distribution, promotion, marketing, offer for sale or sale of the Products, including any product liability claim or any claim relating to any recall of a Product.

          6.6.      As  a  condition   of   obtaining   an   indemnity   in  the
circumstances set out above or elsewhere in the Agreement, the Party seeking an indemnity shall:

                    6.6.1. fully and promptly notify the other Party of any claim or proceeding, or threatened claim or proceeding;

                    6.6.2. permit the indemnifying Party to take full care and control of such claim or proceeding;

                    6.6.3. reasonably assist in the investigation and defense of such claim or proceeding;

                    6.6.4. not compromise or otherwise settle any such claim or proceeding without the prior written consent of the other Party, which consent shall not be unreasonably withheld; and take all reasonable steps to mitigate any loss or liability in respect of any such claim or proceeding.

          6.7. Notwithstanding anything to the contrary in this Agreement, Elan, Sheffield and Newco shall not be liable to the other for any punitive, consequential or incidental loss or damage (whether for loss of profit or otherwise) by reason of any representation or warranty, condition or other term or any duty of common law, or under the express or implied terms of this Agreement, and whether occasioned by the negligence of the respective Parties, their employees or agents or otherwise.

7.   ARTICLE VII:   PATENTS
     ----------------------

          7.1.      TITLE:   Subject  to  the  terms  and   conditions  of  this
Agreement, title to the various inventions and intellectual property are set forth below as follows:

                            (i) title to all inventions  and other  intellectual
property made solely by employees of Elan in connection with the Project shall be owned by Elan;

                            (ii) title to all inventions and other  intellectual
property made solely by employees of Newco in connection with the Project shall be owned by Newco;

                            (iii) title to all inventions and other intellectual
property made solely by employees of Sheffield in connection with the Project, other than set forth in Article 7.1(v) below, shall be owned by Newco including, without limitation, any such inventions or intellectual property relating to the ADDS Technology;

                            (iv) title to all inventions and other  intellectual
property made jointly by Elan and Newco in connection with the Project shall be owned by Newco;

                            (v) title to all inventions  and other  intellectual
property made solely by Sheffield employees or jointly by Newco and Sheffield employees relating to the MSI Delivery System shall be owned by Sheffield; and

                            (vi) all other  inventions  and  other  intellectual
property made between Sheffield and Newco employees in connection with the Project shall be owned by Newco, including, without limitation, any such inventions or intellectual property relating to the ADDS Technology.


          7.2.      FILING AND PROSECUTION OF PATENTS
                    ---------------------------------

                    7.2.1. Each Party shall timely inform the other in writing of any improvement or development made by such Party relating, respectively, to the Sheffield Intellectual Property, and/or Newco Intellectual Property so that any patent protection that may be available for any such improvement or development is not compromised.

                    7.2.2. Newco shall prepare, prosecute and maintain all patents applications and issued patents relating to the inventions, improvements and other intellectual property set forth in paragraphs (ii), (iii), (vi) and
(vi) in section 7.1. With respect to such preparation, prosecution and maintenance activities, Newco shall timely apprise Sheffield and Elan of the status of any such activity and shall inform Sheffield and Elan of the status of such activity if such inventions have application in the Topical Pulmonary Field. In the event Newco shall decide not to seek patent protection for any Newco Intellectual Property or Sheffield Intellectual Property, Elan shall have the option to take control of such prosecution. In the event that Elan shall determine, in good faith, that patents applications and issued patents relating to the inventions, improvements and other intellectual property set forth in paragraphs (ii), (iii), (vi) and (vi) in section 7.1. predominantly relates to an area other than the Field, Elan shall have the option to take control of the preparation, prosecution and maintenance of patent protection directed to such intellectual property. In the event that Elan does not exercise such right, Newco shall have the option to take responsibility for the preparation, prosecution and maintenance of patent protection directed to such Joint Patent Rights.

                    7.2.3. Sheffield shall prepare, prosecute and maintain all patents applications and issued patents relating to paragraph (v) in section 7.1 with respect to such preparation, prosecution and maintenance activities.

          7.3. ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS; THIRD PARTY INFRINGEMENT
                    ------------------------------------------------------------

                    7.3.1. Newco and Sheffield shall promptly inform the other in writing of any alleged infringement or unauthorized use of which it shall become aware by a third party of Sheffield Intellectual Property, Newco Intellectual Property, Elan Intellectual Property and/or Joint Intellectual Property and provide such other with any available evidence of such unauthorized activity.

                    7.3.2. During the Term, Sheffield shall have the right to pursue at its own expense any enforcement activities of the Sheffield Intellectual Property and/or the Newco Intellectual Property and/or the Joint Intellectual Property within the Field. Newco shall agree to be named as a necessary party in an action brought by and fully financed by Sheffield and will reasonably co-operate with such action. Sheffield shall reimburse any out of pocket expenses borne by Newco. Should Sheffield decide not to enforce the Sheffield Intellectual Property and/or the Newco Intellectual Property and/or the Joint Intellectual Property within the Field, Newco may do so at its expense and for its own benefit, and Sheffield will reasonably co-operate with such action. Any actual out of pocket expenses borne by Sheffield in cooperating with such action shall be reimbursed by Newco.

          7.4.      INFRINGEMENT OF THIRD PARTY PATENTS
                    -----------------------------------

                    7.4.1. In the event that a claim or proceedings are brought against Sheffield by a third party alleging that the manufacture, use, offer for sale, sale or other activity relating to the Products constitute an unauthorized use of an intellectual property right owned by such a third party in the Territory, Sheffield shall promptly advise Newco and Elan of such threat or suit.

                    7.4.2. Sheffield shall indemnify, defend and hold Newco and Elan harmless against all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys fees) relating directly or indirectly to all such claims or proceedings referred to in this Article 7.4; provided that Newco or Elan shall not acknowledge to the third party or to any other person the validity of any claims of such a third party, and shall not compromise or settle any claim or proceedings relating thereto without the prior written consent of Sheffield, not to be unreasonably withheld or delayed.


8A.          ARTICLE VIII(A):  REGARDING THE SHEFFIELD INTELLECTUAL PROPERTY
             ---------------------------------------------------------------

             8A.1   CONFORMANCE WITH SIEMENS AGREEMENTS
                    -----------------------------------

                    The Parties acknowledge that those Sheffield rights in and to the Sheffield Intellectual Property which are derived from the Siemens Supply Agreement and the Siemens License Agreement, are therefore subject to all the terms and conditions thereof. It is the Parties' express intent that the grant by Sheffield of any such rights be consistent with the terms and conditions thereof and Sheffield's obligations thereunder.

             8A.2   AFTER ACQUIRED KNOW HOW
                    -----------------------

                    If Sheffield acquires the rights to additional know how or patents in the Systemic Pulmonary Field after the execution of this Agreement, it agrees to negotiate in good faith with Elan and Newco a license or sublicense, as appropriate, of such know how and patents to Newco for use in the Systemic Pulmonary Field.

8.        ARTICLE VIII:  MISCELLANEOUS CLAUSES
          ------------------------------------


          8.1.      SECRECY
                    -------


                    8.1.1. Any information, whether written or oral (provided that oral information shall be reduced to writing within one month by the party giving the oral information and the written form shall be furnished to the other party) pertaining to the Product that has been or will be communicated or delivered by any Party to the other, including, without limitation, trade secrets, business methods, and cost, supplier, manufacturing and customer information (collectively, "Confidential Information"), shall be treated by Newco, Sheffield and Elan, respectively, as confidential information, and shall not be disclosed or revealed to any third party whatsoever or used in any manner except as expressly provided for herein; provided, however, that such confidential information shall not be subject to the restrictions and prohibitions set forth in this Article to the extent that such Confidential
Information:

                            (A) is available to the public in public literature or otherwise, or after disclosure by one Party to the other becomes public knowledge through no default of the Party receiving such Confidential Information; or

                            (B) was known to the Party receiving such Confidential Information prior to the receipt of such Confidential Information by such Party, whether received before or after the Effective Date; or

                            (C) is obtained by the Party receiving such Confidential Information from a third party not subject to a requirement of confidentiality with respect to such Confidential Information; or

                            (D)         is required to be disclosed pursuant to:
                                        (A)  any   order   of  a  court   having
                                        jurisdiction  and  power to  order  such
                                        information   to  be  released  or  made
                                        public; or (B) any lawful action of a governmental or regulatory agency.

                    8.1.2. Each Party shall take all such precautions with Confidential Information disclosed to it by the other Party as it normally takes with its own confidential information to prevent any improper disclosure of the Confidential Information disclosed to it by the other

Party to any third party; PROVIDED, HOWEVER, that such Confidential Information may be disclosed within the limits required to obtain any authorization from the FDA or any other United States of America or foreign governmental or regulatory agency or, with the prior written consent of the other Party, which shall not be unreasonably withheld, or as may otherwise be required in connection with the purposes of this Agreement.

                    8.1.3. Notwithstanding the above, each Party hereto may use or disclose Confidential Information disclosed to it by the other Party to the extent such use or disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or making a permitted sub-license or otherwise exercising its rights hereunder, provided that if a Party is required to make any such disclosure of the other party's Confidential Information, other than pursuant to a confidentiality agreement, it will given reasonable advance notice to the latter Party of such disclosure and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise).

                    8.1.4. Each Party agrees that it will not use, directly or indirectly, any Confidential Information disclosed by the other Party pursuant to this Agreement, other than as expressly provided herein.

                    8.1.5. Newco and Sheffield will not publicize the existence of this Agreement in any way without the prior written consent of the other subject to the disclosure requirements of applicable laws and regulations. The Parties agree that promptly following the execution of this Agreement they shall issue an agreed press release which will not disclose the terms of this Agreement. In the event that one of the Parties wishes to make an announcement concerning the Agreement, that Party will seek the consent of the other Parties. The terms of any such announcement shall be agreed in good faith.

          8.2. CONFLICT. IN THE EVENT OF ANY INCONSISTENCY OR CONFLICT BETWEEN THE PROVISIONS OF THE ELAN LICENCE AGREEMENT ON THE ONE HAND, AND THE PROVISIONS OF THIS AGREEMENT AND THE SHEFFIELD/NEWCO LICENSE AGREEMENT ON THE OTHER HAND, THE TERMS OF THE ELAN LICENSE AGREEMENT SHALL GOVERN AND CONTROL IN ALL RESPECTS.

          8.3. PARTIES BOUND. This Agreement shall be binding upon and inure for the benefit of Parties hereto, their successors and permitted assigns.

          8.4. SEVERABILITY. If any provision in this Agreement is agreed by the Parties to be, or is deemed to be, or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto, (i) such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, with effect from the date of such agreement or such earlier date as the Parties may agree, and (ii) the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

          8.5.      DURATION AND TERMINATION
                    ------------------------

                    8.5.1. Subject to the other provisions of Article 8.5, this Agreement shall remain in full force and effect on a Product by Product and country by country basis, for a period commencing as of the Effective Date and expiring [text omitted] years from the date of the first commercial sale of such Product in such country in the Territory, or [text omitted], whichever is longer (the "Term").

                    8.5.2. In addition to the rights of early or premature termination provided for elsewhere in this Agreement, the term of this Agreement may be terminated immediately upon written notice of termination given by:

                              (A) the non-defaulting party in the event that the
other party shall: (1) commit a material breach or default under a Definitive Document, which breach or default shall not be remedied within sixty (60) days after the receipt of written notice thereof by the party in breach or default; or (2) have made a material misrepresentation of any representation or warranty contained herein or any Definitive Document; or

                              (B)  Elan,  in the  event  that  (1) a  change  of
"control" of Newco or Sheffield shall occur (the term "control" shall have the meaning set forth in the definition of "Affiliate"), or (2) a Technological Competitor acquires directly or indirectly voting stock or equivalent securities in Sheffield or Newco representing [text omitted] or more of the stock which carries entitlement to vote, or where [text omitted] or more of such Technological Competitor's stock or equivalent securities is acquired by Sheffield or Newco; provided, however, that in the case of [text omitted] (should [text omitted] become a Technological Competitor), the [text omited] threshold set forth in this sentence shall be deemed to be [text omitted], or
(3) if such Technological Competitor otherwise controls Sheffield 's or Newco's respective board of directors, or either Sheffield or Newco otherwise controls such Technological Competitor's board of directors or similar governing body.

                              (C) Elan on the one hand,  and Sheffield and Newco
on the other hand, if Elan, Sheffield or Newco (on an individual basis), as the case may be, shall at any time be Insolvent, dissolved, liquidated, discontinued, or when any proceeding is filed or commenced by either Party under bankruptcy, insolvency or debtor relief laws. For purposes of this Agreement, "Insolvent" shall mean (1) the sum of a Party's debts exceeds its assets, (2) a Party is unable, or has reason to believe it is unable, to pay its debts as such debts mature, or (3) a Party does not have sufficient capital with which to conduct its business.

                    8.5.3. Upon exercise of those rights of termination as set forth in this Agreement with respect to any country or countries or the entire Agreement as the case may be, this Agreement shall, subject to the other provisions of the Agreement, automatically terminate forthwith in the applicable country or countries or the entire Agreement as the case may be, and be of no further legal force or effect.
                                       24

                    8.5.4. Upon termination of this Agreement:

                           (A) all confidentiality provisions set out herein shall remain in full force and effect for a period of five (5) years;

                           (B) all representations, warranties, and indemnities shall survive the termination of this agreement and shall remain in full force and effect;

                           (C) termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement;

                           (D) except as is necessary to enable Elan to exercise the licenses to be granted by Newco and/or Sheffield to Elan under this Agreement, upon any termination of this Agreement, Newco, Sheffield and Elan shall promptly return to the other Party all Confidential Information received from the other Party (except one copy of which may be retained for archival purposes);

                           (E) in the event this Agreement is terminated for any reason, Sheffield shall have the right for a period of six
                                        (6) months from termination to sell or otherwise dispose of the stock of any Product then on hand, which such sale shall be subject to applicable terms of this Agreement;

                           (F) any sums that were due from Sheffield to Newco and Elan prior to the exercise of the right to terminate this Agreement shall be paid in full within sixty (60) days of termination of this Agreement;

                           (G) the rights of inspection and audit shall continue in force for the period referred to in the relevant provisions of this Agreement;

                           (H) At Elan's option, except for the termination of this Agreement due to the Insolvency of Elan, or unless the Elan License Agreement is terminated due to the breach by Elan beyond any cure or grace period in accordance with the terms thereof, the Newco Intellectual Property, the

                                        Newco  Improvements,   all  improvements
                                        developed or invented by or on behalf of
                                        Sheffield  during the Project and all of
                                        the   rights   whatsoever   granted   to
                                        Sheffield hereunder shall immediately be
                                        deemed to have been  reverted,  assigned
                                        and   transferred  to  Elan,   including
                                        rights in and to the Joint  Intellectual
                                        Property.

                           (H) The following Articles shall survive the termination or expiration of this Agreement for any reason: Article 1; Articles 2.2., 2.7, 2.10 and 2.11;
                                        Articles  4.3.5  and  4.3.6  and  4.3.7;
                                        Article  5.4;  Article 6;  Article 7 and
                                        Article 8.

          8.6. FORCE MAJEURE. Neither Party to this Agreement shall be liable for delay in the performance of any of its obligations hereunder if such delay results from causes beyond its reasonable control, including, without limitation, acts of God, fires, strikes, acts of war, or intervention of a Government Authority, non availability of raw materials, but any such delay or failure shall be remedied by such Party as soon as practicable.


          8.7. RELATIONSHIP OF THE PARTIES. Nothing contained in this Agreement is intended or is to be construed to constitute Elan, Newco and Sheffield as partners or joint venturers or either Party as an employee of the other. Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.


          8.8. AMENDMENTS. No amendment, modification or addition hereto shall be effective or binding on any Party unless set forth in writing and executed by a duly authorized representative of all Parties.


          8.9. WAIVER. No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.


          8.10. NO EFFECT ON OTHER AGREEMENTS. No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between the Parties unless specifically referred to, and solely to the extent provided, in any such other agreement.


          8.11. APPLICABLE LAW. This Agreement is construed under and ruled by the laws of the State of New York. For the purpose of this Agreement the Parties submit to the personal jurisdiction of the United States District Court for the State of New York. The Parties each further irrevocably consent to the service of any complaint, summons, notice or other process by delivery thereof to it by any manner in which notices may be given pursuant to this Agreement.

          8.12. NOTICES. Any notice to be given under this Agreement shall be sent in writing in English by registered airmail or faxed to:


                    -   Elan at

                        Elan Corporation plc.
                        Lincoln House,
                        Lincoln Place,
                        Dublin 2, Ireland.

                        Attention:  President, Elan Pharmaceutical Technologies,
                                    a division of Elan Corporation plc
                        Telefax :   353 1 662 4960


                    -   Newco at

                        Systemic Pulmonary Delivery, Ltd.
                        c/o Elan International Services, Ltd.
                        102 St. James Street
                        Flatts, Smith Parish FL04
                        Bermuda

                        Attention:  Chief Executive Officer


                    -   If to Sheffield, at

                        Sheffield Pharmaceutical, Inc.
                        425 South Woodsmill Road
                        St. Louis, Missouri 63017

                        Attention:   Chief Executive Officer
                        Telefax :   (314) 579-9799

                        with a copy to
                        Fitzpatrick, Cella, Harper & Scinto
                        30 Rockefeller Plaza
                        New York, NY 10112

                        Attention:  Michael P. Sandonato, Esq.
                        Telefax:  (212) 218-2200
                        or to such other address(es) and telefax numbers as may from time to time be notified by either Party to the other hereunder.

          If a notice is sent by Sheffield to Newco or Newco to Sheffield pursuant to any agreements relating to the transactions contemplated hereunder, then Sheffield or Newco, as the case may be, shall send a copy of such notice to Elan in accordance with the provisions of this Article.

          Any notice sent by registered air-mail shall be deemed to have been delivered within seven (7) working days after dispatch and any notice sent by telefax (with confirmed answer back) shall be deemed to have been delivered within twenty four (24) hours of the time of the dispatch. Notice of change of address shall be effective upon receipt.

          8.13. NO IMPLIED RIGHTS. No rights or licenses are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.


          8.14. FURTHER ASSURANCES. At any time or from time to time on and after Effective Date, each party shall at the request of the other (i) deliver such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such actions, as the other Party may reasonably deem necessary or desirable in order for it to obtain the full benefits of this Agreement and the transactions contemplated hereby.


          8.15. ENTIRE AGREEMENT . This Agreement including its Appendices, together with the Definitive Documents, sets forth the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes all prior discussions, agreements and writings in relating thereto, including the letter of agreement of June 3, 1998.

          8.16.     COUNTERPARTS.   This   Agreement  may  be  executed  in  two
counterparts, each of which shall be deemed an original and which together shall constitute one instrument.


          IN WITNESS THEREOF the Parties hereto have executed this Agreement in duplicate.


                                 SYSTEMIC PULMONARY DELIVERY, LTD



                                 By: /s/ Thomas M. Fitzgerald
                                     --------------------------
                                 Name:  Thomas M. Fitzgerald
                                 Title: Chairman



                                 SHEFFIELD PHARMACEUTICAL, INC.


                                 By: /s/ Thomas M. Fitzgerald
                                     --------------------------
                                 Name:  Thomas M. Fitzgerald
                                 Title: Chairman



                                 ELAN CORPORATION, PLC


                                 By: /s/ Thomas Lynch
                                     --------------------------
                                 Name:  Thomas Lynch
                                 Title: Chief Financial Officer

                                   APPENDIX A

                               ELAN PATENT RIGHTS

                                NONE AT PRESENT

                                   APPENDIX B

                               ELAN PATENT RIGHTS

                                 [text omitted]

                                   APPENDIX C

                                    THE PLAN

                                 [text omitted]